Exhibit 4(a)(2)



   ADDITION TERM TO THE PURCHASE AND SALE OF ELECTRIC POWER CONTRACT BETWEEN ENERTRADE - COMERCIALIZADORA DE ENERGIA S.A. AND ENERSUL - EMPRESA ENERGETICA
                            MATO GROSSO DO SUL S.A.



For the present contract, the parties, on one side.



ENERTRADE - COMERCIALIZADORA DE ENERGIA S.A., electric power comercial agent in the Wholesale Market of Electric Power-MAE, authorized BY the National Agency of Electric Power-ANEEL, in the terms of Resolution n.(0)62, of February 16, 2001, with headquarters in the City of Sao Paulo. Sao Paulo State. In Av. Paulista, Sao Paulo, n.(0)2,300, 6(0). Floor - part, registered with the CNPJ/MF under n.(0)04.149.295/0001 -13, in this acted represented in the form of its Social Statute (from now on designated "Enertrade");


And on the other side.

ENERSUL-Energy Company Mato Grosso do Sul S.A., public energy services dealership, constituted under the joint stock company form, with headquarters in Campo Grande City, Mato Grosso do Sul State, in Av. Gury Marques s/n.(0), registered with the CNPJ/MF under n.(0) 15.413.826/0001-50, in this act registered in the form of its Social Statute (from now on designated "Enersul");

Enertrade and Enersul (together, the "Parties" or, individually, the "Parts") decide to amend the purchase and Sale of Electric Power Contract, agreed between the Parties, on December 23, 2002 (the "Purchase and Sale Contract"), in the following terms:


                                  FIRST CLAUSE

The Parties, duly authorized in the form established in their constituent, mutual and reciprocal acts declare and assure, on the execution date of this Addition Term to the Purchase and Sale of Electric Power Contract (the "Addition"), that:

no other associate decision, besides those introduced in this action, is necessary for the validity and effectiveness of the Addition, as their legal representatives in the execution of the same have sufficient powers to enforce them in a valid and effective way; and

the agreement of the Addition and the assumption and the execution of the current obligations, don't cause, directly or indirectly, the noncompliance, total or partial, of (i) any contracts, of any nature, prior to the Addition execution date, of which any one of the Parties is part or to the which they are linked, any title, any corporal, incorporeal, tangible, intangible goods, furniture or property of its ownership; (ii) any legal or regulatory norm to which the parties are subject: and (iii) any order, decision, even preliminary, judicial or administrative to which theParties are subject.


                                  SECOND CLAUSE

The 5th Clause of the Purchase and Sale Contract comes into force with the following composition:

"Clause 5th - The Price will be R$ 79,77/MWh (seventy-nine real and seventy-seven cents per megawatt-hour), date base April of 2002, for the Contracted Electric Power volume mentioned in the caput of the 4th Clause, and will be the equivalent to the actual Normative Value in each month of the year 2003, for the volume mentioned in the Only Paragraph of the 4th Clause. All and any costs, responsibilities, imposed, contributions, taxes and tariffs owed in the Applicable Legislation terms for the supply of Contracted Electric Power in the Delivery Point are included in the Price, in the Paragraphs below."



                                  THIRD CLAUSE

The parties will make the necessary adjustments concerning the invoices for the supply of the months of January and February of 2003 in accordance with the procedure established here in the pertinent legislation for the application of the agreed price.



                                  FOURTH CLAUSE

 The other terms of the Purchase and Sale Contract unaltered by the Addition are expressly ratified. The defined terms and expressions used in this Addition and undefined here have the meaning that is attributed to them by the Purchase and Sale Contract.

         Signatures sheet for the Addition Term to the Purchase and Sale of Electric Power Contract agreed on March 20, 2003, between ENERTRADE -COMERCIALIZADORA DE ENERGIA S.A. and ENERSUL - EMPRESA ENERGETICA MATO GROSSO DO SUL S.A.




And, being fair and contracted, the present contract in 2 (two) copies of equal wording and form, for the same purpose and effects of law, assuming an obligation, for successors or assignees to any title, in the presence of two witness signed below.


                           Sao Paulo, March 20, 2003.





                  ENERTRADE - COMERCIALIZADORA DE ENERGIA S.A.
By :  Eduardo Jose Bernini                    By: Antonio Jose Sellare
Position: Diretor Presidente                  Position: Diretor Financeiro





              ENERSUL - EMPRESA ENERGETICA MATO GROSSO DO SUL S.A.
By : Armando Fernandes Bernardo             By: Sergio Pereira Pires
Position: President Diretor                 Position: Economic -Finance Director



WITNESSES:






......................................................
......................................................
Name:                                   Name:
RG.:                                    RG.:
CPF.:                                   CPF.: